UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2006

Calypte Biomedical Corporation
(Exact name of Company as specified in its charter)

Delaware	000-20985	06-1226727
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97035

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (971) 204-0282

N/A

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 7.01 - Regulation FD Disclosure.

On December 15, 2006, Calypte Biomedical Corporation (the “Company”) held its 2006 Annual Meeting of Stockholders at which the Company’s stockholders re-elected all current members of its Board of Directors, including Roger I. Gale, John J. DiPietro, Paul E. Freiman, Julius R. Krevans, M.D., and Maxim A. Soulimov, to serve until the next Annual Meeting of Stockholders or until their successors are elected and ratified the appointment of Odenberg Ullakko Muranishi & Co. LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2006.

Mr. Roger Gale, the Company’s Chairman and Chief Executive Officer, provided an update to the Stockholders in attendance, commenting on recent sales progress in the regions where the Company has approval of its Aware™ HIV-1/2 OMT (oral fluid) rapid test, specifically Russia, the Middle East and Africa and also provided an update regarding the status of the Company’s approval process for its OMT rapid test in China. In response to a question regarding the Company’s sales outlook, Mr. Gale responded that the Company is forecasting 2007 revenues in the range of $4.5 million to $.4.7 million, which would not result in the Company reaching a cash flow breakeven point. A copy of the Company’s press release announcing the results of its Annual Stockholders Meeting and Mr. Gale’s other comments is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Calypte Biomedical Corporation Press Release dated December 18, 2006.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2006
Calypte Biomedical Corporation

	By:	/s/ Theodore R. Gwin
Theodore R. Gwin Chief Financial Officer